News

Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

                  Evans Bancorp Reports Record Net Income of $24 Million in 2021

WILLIAMSVILLE, NY, February 3, 2022 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the fourth quarter and full year ended December 31, 2021.

FOURTH QUARTER AND FULL YEAR 2021 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

"	Achieved fourth quarter net income of $5.9 million, or $1.06 per diluted share, and a record $24.0 million, or $4.37 per diluted share, for 2021
"

Net interest income increased 20% to $19.7 million in the fourth quarter, reflecting accelerated amortization of Paycheck Protection Program (“PPP”) fees, higher interest on non-accrual loans that paid off, amortization of fair value marks on acquired loans and lower interest expense

"	Full year net interest income of $72.8 million was up 22% on the same themes as the fourth quarter and also reflected the full year impact of the Fairport Savings Bank (“FSB”) acquisition
"	Net interest margin of 3.74% increased 26 basis points from the third quarter of 2021 and 36 basis points from the fourth quarter of 2020; Full year net interest margin of 3.57% was up 20 basis points
"	Total deposits of $1.94 billion increased 3% for the quarter and 9% for the year
"	Improved performance ratios in 2021: Return on average assets of 1.12%, return on equity of 13.71%, return on average tangible common equity of 14.96%, and GAAP efficiency ratio of 66.8%
"	Evans made $500,000 in philanthropic contributions during 2021

Net income was $5.9 million, or $1.06 per diluted share, in the fourth quarter of 2021, compared with $7.0 million, or $1.27 per diluted share, in the third quarter of 2021 and $6.0 million, or $1.11 per diluted share, in last year’s fourth quarter.  The prior-year change was largely due to the impact of a historic tax credit transaction, which resulted in a lower tax rate in the fourth quarter of 2020.  Pretax income for the 2021 fourth quarter was up $0.9 million, or 12%, as net interest income growth of 20% more than offset higher salaries and benefits expenses and an increase in philanthropic contributions made during the period.  Net income when compared with the sequential third quarter, reflected net interest income growth of $1.5 million which was more than offset by a higher provision for loan loss and changes in non-interest income and expenses.  Return on average equity was 12.98% for the fourth quarter of 2021, compared with 15.58% in the third quarter of 2021 and 14.51% in the fourth quarter of 2020.

For the full year 2021, net income reached a record $24.0 million, or $4.37 per diluted share, up from
$11.2 million, or $2.13 per diluted share, in 2020.  The increase reflected higher net interest income of
$13.0 million largely from an increase in PPP fees of $5.9 million and the full year impact of the 2020 acquisition of FSB.  The prior year also included a $5.4 million provision for loan loss compared with a release of allowance for loan loss of $1.5 million in 2021.  Improvement in non-performing and criticized loans as well as enhanced economic conditions relating to the COVID-19 pandemic were the primary drivers for the release of allowance for

Evans Bancorp Reports Record Net Income of $24 Million in 2021

February 3, 2022

loan loss.  Non-interest expenses increased $1.4 million, or 2%, primarily reflecting the full year impact of FSB and an increase in salary incentive expense, partially offset by merger related expenses in the prior year.  The return on average equity was 13.71% for 2021 compared with 7.06% in 2020.

“Evans was able to deliver record performance against a backdrop of continued unprecedented challenges for our clients, the communities we serve and our organization. Outstanding loan production was critical in offsetting historic prepayment and repayment activity that occurred throughout the industry due to low interest rates and unusual levels of liquidity in the banking system. In addition, 2021 saw Evans support businesses and our community with a significant level of additional Paycheck Protection Program loans as well as loan forgiveness for the majority of these loans produced over the last two years,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.  “This year also saw progress in our newly acquired Rochester footprint, growth in core deposits and strengthened credit quality particularly related to businesses in hospitality and lodging as the Bank worked closely with these clients. While unusual levels of liquidity have put pressure on asset returns we expect to utilize this liquidity in coming quarters in support of a robust loan pipeline and investments that will provide enhanced growth and earnings.”

Net Interest Income
($ in thousands)

	4Q 2021	3Q 2021	4Q 2020

Interest income	$20,732	$19,302	$18,175
Interest expense	1,057	1,139	1,744
Net interest income	19,675	18,163	16,431
Provision (credit) for loan losses	393	(1,459)	(126)
Net interest income after provision	$19,282	$19,622	$16,557

Net interest income increased $1.5 million, or 8%, from the sequential third quarter, and $3.2 million or 20% from prior-year fourth quarter.  These increases reflected higher interest recognized on the payoff of non-accrual loans, higher amortization of fair value marks on acquired loans as a result of faster than anticipated loan payoffs and greater PPP fees.  During the fourth quarter of 2021, $0.7 million of interest was recognized on non-accrual loans that paid off and $0.8 million of fair value marks on acquired loans was amortized into interest income. As PPP loans are forgiven, the Company accelerates the recognition of fees that were being amortized over the original life of the loan.  PPP fees recognized in interest income were $2.4 million in the fourth quarter of 2021, $2.1 million in the third quarter of 2021 and $1.4 million in the fourth quarter of 2020.  Interest expense decreased $0.7 million from the prior-year fourth quarter as the Company continued to effectively manage rates on deposits.

Fourth quarter net interest margin of 3.74% increased 26 basis points from the third quarter of 2021 and 36 basis points from the fourth quarter of 2020.  The yield on loans increased 50 basis points compared with the third quarter of 2021 and 77 basis points compared with the fourth quarter of 2020.  The cost of interest-bearing liabilities decreased to 0.28% compared with 0.31% in the third quarter of 2021 and 0.49% in the fourth quarter of 2020.

The Company continues to evaluate its loan portfolio in response to the economic impact of the COVID-19 pandemic on clients.  During the third quarter of 2020, the Company identified a well-defined weakness in the hotel industry and classified $81 million of loans to clients within that industry as criticized.  During 2021, the Company upgraded $24 million of these loans out of the criticized loan category and received payoffs of $6 million, while a $2 million loan was downgraded to nonaccrual status.

The $0.4 million provision for loan losses in the current quarter was due to loan growth, partially offset by a reduction in specific reserves.   Evans has deferred the adoption of the Current Expected Credit Loss

Evans Bancorp Reports Record Net Income of $24 Million in 2021

February 3, 2022

Impairment Model (CECL), as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission.

Asset Quality
($ in thousands)

	4Q 2021	3Q 2021	4Q 2020

Total non-performing loans	$18,415	$25,463	$28,118
Total net loan charge-offs	6	431	60
Non-performing loans / Total loans	1.17%	1.58%	1.66%
Net loan charge-offs / Average loans	-%	0.10%	0.01%
Allowance for loan losses / Total loans	1.17%	1.12%	1.21%

“Non-performing loans showed a marked decline during the quarter as approximately $7 million of those loans were fully repaid, including one hotel credit.  Looking to the past year, we were successful in our efforts to assist our hotel portfolio clients through the pandemic challenges.  As a result, approximately a third of the portfolio was upgraded, leaving approximately $50 million in criticized status at year end.  The improvement of the remaining criticized hotel credits are dependent on positive payment performance through the second quarter of 2022,” stated John Connerton, Chief Financial Officer of Evans Bank.

Non-Interest Income
($ in thousands)
	4Q 2021	3Q 2021	4Q 2020

Deposit service charges	$688	$664	$619
Insurance service and fee revenue	2,107	3,191	2,301
Bank-owned life insurance	360	158	172
Other income	1,551	1,144	1,711
Total non-interest income	$4,706	$5,157	$4,803

The decline in insurance service and fee revenue from the third quarter was due to the seasonal decrease in commercial lines insurance commissions and decreased profit sharing revenue.  The change from the fourth quarter of 2020 was the result of decreased profit sharing revenue, resulting from higher loss ratios experienced by the insurance carriers.

The Company recognized a $0.2 million gain on a bank-owned life insurance claim in the fourth quarter of 2021.  There were no policy claims in the third quarter of 2021 or fourth quarter of 2020.

The increase in other income from the third quarter was largely due to the reversal of an earnout relating to a small 2020 insurance agency acquisition equating to a $0.3 million benefit.  The fourth quarter of 2020 included a $0.7 million gain on the sale of the Company’s former administrative headquarters.

Evans Bancorp Reports Record Net Income of $24 Million in 2021

February 3, 2022

Non-Interest Expense
($ in thousands)
	4Q 2021	3Q 2021	4Q 2020

Salaries and employee benefits	$10,273	$9,930	$9,087
Occupancy	1,208	1,126	1,169
Advertising and public relations	325	434	233
Professional services	799	840	893
Technology and communications	1,353	1,327	1,306
Amortization of intangibles	132	135	133
FDIC insurance	269	285	339
Other expenses	1,926	1,316	1,350
Total non-interest expenses	$16,285	$15,393	$14,510

Total non-interest expense increased $0.9 million, or 6%, from the third quarter of 2021, and $1.8 million, or 12% from last year’s fourth quarter.

The addition of strategic hires to support the Company’s continued growth along with inflation in labor costs was reflected in the salaries and employee benefits increase.   In addition, the change from the prior-year period included a $0.7 million increase in incentive expense.

Other expenses increased $0.6 million from each of the prior periods primarily reflecting an increase of $0.4 million in philanthropic contributions.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 66.8% in the fourth quarter of 2021, 66.0% in the third quarter of 2021, and 68.3% in the fourth quarter of 2020.  The Company’s non-GAAP efficiency ratio, excluding amortization expense, gains and losses from investment securities, and merger-related expenses, was 66.2% compared with 65.4% in the third quarter of 2021 and 67.7% in last year’s fourth quarter.

Income tax expense was $1.8 million, for an effective tax rate of 23.4%, in the fourth quarter of 2021 compared with 25.6% in the third quarter of 2021 and 12.0% in last year’s fourth quarter.  Excluding the impact of a 2020 historic tax credit transaction, the effective tax rate was 22.1% in the fourth quarter of 2020.

Balance Sheet Highlights

Total assets were $2.21 billion as of December 31, 2021, an increase of 3% from $2.15 billion at
September 30, 2021, and 8% from $2.04 billion at December 31, 2020.  The growth from the prior year resulted from an increase in interest-bearing deposits at banks of $151 million and investment securities of $143 million, partially offset by a decrease in total loans of $122 million. Since last year’s fourth quarter, commercial and industrial loans decreased $193 million, of which $162 million was due to the change in PPP loan balances from loan forgiveness and $34 million was a reduction in lines of credit.  PPP loans totaled $24.9 million at December 31, 2021, compared with $76.3 million at September 30, 2021 and $186.9 million at December 31, 2020.  Residential mortgages increased $43 million and commercial real estate loans were up $25 million since the end of last year.

Investment securities were $309 million at December 31, 2021, $51 million higher than the end of the third quarter of 2021, and $143 million higher than at the end of last year’s fourth quarter.  The increases reflect the use of excess cash balances.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.94 billion increased $61 million, or 3%, from September 30, 2021, and $166 million, or 9%, from the end of last year’s fourth quarter.  The increase from the prior year reflects an accumulation of liquidity by commercial customers in response to the pandemic, including deposits related to PPP loans, and increases

Evans Bancorp Reports Record Net Income of $24 Million in 2021

February 3, 2022

in consumer deposits from government stimulus payments and lower consumer spending.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 8.57% at December 31, 2021 compared with 8.34% at September 30, 2021 and 8.21% at December 31, 2020.  Book value per share was $33.54 at December 31, 2021 compared with $32.73 at September 30, 2021 and $31.21 at December 31, 2020.  Tangible book value per share was $30.93 at December 31, 2021 compared with $30.07 at September 30, 2021 and $28.45 at December 31, 2020.

For the full year of 2021, cash dividends totaled $1.20 per share, up 3% over 2020.

2021 Year in Review (compared with prior-year)

Net interest income was $72.8 million, up 22%.  Contributing to the increase in net interest income was $5.9 million of PPP fees, $0.8 million in commercial prepayment fees, $0.5 million relating to the amortization of fair value marks on acquired loans, and the full year impact of FSB.  In addition, interest expense decreased $4.3 million as the Company continued to effectively manage rates on deposits.  Net interest margin was 3.57%, an increase of 20 basis points.

The Company’s release of allowance for loan losses of $1.5 million, compared with the provision for loan loss of $5.4 million during 2020 reflects a decrease in non-performing and criticized loans as well as improvements in the economy from the COVID-19 pandemic.  The ratio of non-performing loans to total loans was 1.17% compared with 1.66% in 2020.

Non-interest income was up $0.6 million to $18.9 million.  The increase was due to higher interchange fees of $0.4 million, $0.4 million in loan fees, $0.3 million from mortgage servicing rights and $0.3 million in deposit service charges.  During 2020, a $0.7 million gain on sale of securities, and a $0.7 million gain on the sale of the Company’s former administrative headquarters were partially offset by a net loss of $0.6 million as a result of a historic tax credit transaction.  There were no significant historic tax credit transactions or gain on sale of assets during 2021.

Non-interest expense increased $1.4 million, or 2%, to $61.2 million.  Salaries and employee benefits increased $5.6 million primarily resulting from higher incentive accruals of $2.7 million, the full year impact of the FSB acquisition and the addition of strategic hires to support the Company’s continued growth along with inflation in the cost of labor.  Occupancy expense was up $0.4 million and marketing expense was up $0.3 million also reflecting the addition of FSB.  In addition, the Company had a $0.5 million increase in philanthropic contributions.  Offsetting was a decrease in merger-related expenses of $6.0 million that were incurred during 2020 in connection with the acquisition of FSB. There were no merger-related expenses during 2021.

The Company’s GAAP efficiency ratio was 66.8% in 2021 compared with 76.7% in 2020, and the non-GAAP efficiency ratio, as previously defined, was 66.2% compared with 68.5%.

Income tax expense for the year was $7.9 million, representing an effective tax rate of 24.7% compared with an effective tax rate of 12.2% in 2020.  Excluding the impact of historic tax credit transactions, the effective tax rate was 23.9% in 2020.

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, February 3, 2022 at 4:45 p.m. ET. Management will review the financial and operating results for the fourth quarter and full year 2021, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored

Evans Bancorp Reports Record Net Income of $24 Million in 2021

February 3, 2022

at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday, February 10, 2022.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13725932, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.2 billion in assets and $1.9 billion in deposits at December 31, 2021.  Evans is a full-service community bank with 21 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Record Net Income of $24 Million in 2021

February 3, 2022

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
ASSETS
Interest-bearing deposits at banks	$234,929	$179,231	$126,810	$105,658	$83,902
Investment Securities	309,124	258,221	234,350	195,012	166,600
Loans	1,571,905	1,614,162	1,697,321	1,747,229	1,693,794
Allowance for loan losses	(18,438)	(18,051)	(19,942)	(20,701)	(20,415)
Goodwill and intangible assets	14,329	14,546	14,682	14,817	14,951
All other assets	98,791	103,949	106,982	102,250	105,283
Total assets	$2,210,640	$2,152,058	$2,160,203	$2,144,265	$2,044,115

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	492,864	502,689	486,737	486,385	436,157
NOW deposits	259,908	253,124	261,173	238,769	230,751
Savings deposits	1,019,925	942,147	940,352	924,781	825,947
Time deposits	164,340	178,083	195,533	222,002	278,554
Total deposits	1,937,037	1,876,043	1,883,795	1,871,937	1,771,409
Borrowings	67,965	71,564	76,895	78,278	79,663
Other liabilities	21,746	25,617	23,824	27,076	24,138
Total stockholders' equity	183,892	178,834	175,689	166,974	168,905

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,482,756	5,463,141	5,443,491	5,428,993	5,411,384
Book value per share	$33.54	$32.73	$32.28	$30.76	$31.21
Tangible book value per share	$30.93	$30.07	$29.58	$28.03	$28.45
Tier 1 leverage ratio	8.57%	8.34%	8.23%	8.19%	8.21%
Tier 1 risk-based capital ratio	12.76%	12.34%	11.96%	11.90%	11.62%
Total risk-based capital ratio	14.02%	13.57%	13.21%	13.15%	12.88%

ASSET QUALITY DATA
Total non-performing loans	$18,415	$25,463	$24,317	$29,079	$28,118
Total net loan charge-offs	6	431	-	27	60

Non-performing loans/Total loans	1.17%	1.58%	1.43%	1.66%	1.66%
Net loan charge-offs /Average loans	-%	0.10%	-%	0.01%	0.01%
Allowance for loans losses/Total loans	1.17%	1.12%	1.17%	1.18%	1.21%

Evans Bancorp Reports Record Net Income of $24 Million in 2021

February 3, 2022

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2021	2021	2021	2021	2020
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest income	$20,732	$19,302	$19,576	$17,970	$18,175
Interest expense	1,057	1,139	1,226	1,373	1,744
Net interest income	19,675	18,163	18,350	16,597	16,431
Provision (credit) for loan losses	393	(1,459)	(760)	313	(126)
Net interest income after provision (credit) for loan losses	19,282	19,622	19,110	16,284	16,557

Deposit service charges	688	664	607	572	619
Insurance service and fee revenue	2,107	3,191	2,657	2,502	2,301
Bank-owned life insurance	360	158	172	163	172
Loss on tax credit investment	(30)	-	-	-	-
Refundable NY state historic tax credit	21	-	-	-	-
Other income	1,560	1,144	982	1,329	1,711
Total non-interest income	4,706	5,157	4,418	4,566	4,803

Salaries and employee benefits	10,273	9,930	9,365	9,044	9,087
Occupancy	1,208	1,126	1,177	1,187	1,169
Advertising and public relations	325	434	405	263	233
Professional services	799	840	989	959	893
Technology and communications	1,353	1,327	1,432	1,264	1,306
Amortization of intangibles	132	135	135	135	133
FDIC insurance	269	285	279	300	339
Other expenses	1,926	1,316	1,394	1,213	1,350
Total non-interest expenses	16,285	15,393	15,176	14,365	14,510

Income before income taxes	7,703	9,386	8,352	6,485	6,850
Income tax provision	1,804	2,407	2,039	1,633	821
Net income	5,899	6,979	6,313	4,852	6,029

PER SHARE DATA
Net income per common share-diluted	$1.06	$1.27	$1.15	$0.89	$1.11
Cash dividends per common share	$-	$0.60	$-	$0.60	$-
Weighted average number of diluted shares	5,540,924	5,516,781	5,489,420	5,463,674	5,416,198

PERFORMANCE RATIOS
Return on average total assets	1.07%	1.28%	1.17%	0.93%	1.18%
Return on average stockholders' equity	12.98%	15.58%	14.72%	11.48%	14.51%
Return on average tangible common stockholders' equity*	14.11%	16.96%	16.11%	12.59%	15.96%
Efficiency ratio	66.79%	66.01%	66.65%	67.88%	68.33%
Efficiency ratio (Non-GAAP)**	66.23%	65.43%	66.06%	67.24%	67.71%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Record Net Income of $24 Million in 2021

February 3, 2022

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2021	2021	2021	2021	2020
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
AVERAGE BALANCES

Loans, net	$1,573,608	$1,647,395	$1,718,507	$1,706,325	$1,677,502
Investment securities	283,216	248,690	216,134	180,473	162,941
Interest-bearing deposits at banks	229,658	174,296	97,168	76,651	92,974
Total interest-earning assets	2,086,482	2,070,381	2,031,809	1,963,449	1,933,417
Non interest-earning assets	110,315	109,601	119,392	115,200	117,458
Total Assets	$2,196,797	$2,179,982	$2,151,201	$2,078,649	$2,050,875

NOW	254,059	262,105	246,565	230,627	218,587
Savings	983,403	949,956	928,375	866,991	818,878
Time deposits	170,318	186,126	210,287	246,120	300,605
Total interest-bearing deposits	1,407,780	1,398,187	1,385,227	1,343,738	1,338,070
Borrowings	69,847	74,326	77,050	78,284	80,814
Total interest-bearing liabilities	1,477,627	1,472,513	1,462,277	1,422,022	1,418,884

Demand deposits	515,204	503,006	493,734	464,579	439,953
Other non-interest bearing liabilities	22,223	25,250	23,682	23,031	25,882
Stockholders' equity	181,743	179,213	171,508	169,017	166,156

Total Liabilities and Equity	$2,196,797	$2,179,982	$2,151,201	$2,078,649	$2,050,875

Average tangible common stockholders' equity*	167,285	164,588	156,748	154,122	151,131

YIELD/RATE

Loans, net	4.86%	4.36%	4.32%	4.06%	4.09%
Investment securities	1.91%	1.82%	1.94%	2.00%	2.18%
Interest-bearing deposits at banks	0.15%	0.14%	0.08%	0.08%	0.10%
Total interest-earning assets	3.94%	3.70%	3.86%	3.71%	3.74%

NOW	0.09%	0.10%	0.11%	0.13%	0.15%
Savings	0.14%	0.15%	0.17%	0.20%	0.24%
Time deposits	0.44%	0.49%	0.52%	0.64%	0.90%
Total interest-bearing deposits	0.17%	0.18%	0.21%	0.27%	0.37%
Borrowings	2.64%	2.62%	2.55%	2.52%	2.43%
Total interest-bearing liabilities	0.28%	0.31%	0.34%	0.39%	0.49%

Interest rate spread	3.66%	3.39%	3.52%	3.32%	3.25%
Contribution of interest-free funds	0.08%	0.09%	0.10%	0.11%	0.13%
Net interest margin	3.74%	3.48%	3.62%	3.43%	3.38%
* Average tangible common stockholders' equity excludes goodwill and intangible assets from average stockholders equity.

Evans Bancorp Reports Record Net Income of $24 Million in 2021

February 3, 2022

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2021	2020
	Year to Date	Year to Date	% Change
Interest income	$77,580	$68,833	13
Interest expense	4,795	9,051	(47)
Net interest income	72,785	59,782	22
Provision for loan losses	(1,513)	5,351	(128)
Net interest income after provision for loan losses	74,298	54,431	36

Deposit service charges	2,531	2,242	13
Insurance service and fee revenue	10,457	10,610	(1)
Bank-owned life insurance	853	680	25
Loss on tax credit investment	(30)	(2,475)	(99)
Refundable NY state historic tax credit	21	1,857	(99)
Gain on sale of securities	-	667	(100)
Other income	5,015	4,656	8
Total non-interest income	18,847	18,237	3

Salaries and employee benefits	38,612	32,990	17
Occupancy	4,698	4,296	9
Advertising and public relations	1,427	1,128	27
Professional services	3,587	3,544	1
Technology and communications	5,376	5,234	3
FDIC insurance	1,133	1,090	4
Amortization of intangibles	537	533	1
Merger-related expenses	-	5,958	(100)
Other expenses	5,849	5,087	15
Total non-interest expenses	61,219	59,860	2

Income before income taxes	31,926	12,808	149
Income tax provision	7,883	1,562	405
Net income	24,043	11,246	114

PER SHARE DATA
Net income per common share-diluted	$4.37	$2.13	105
Cash dividends per common share	$1.20	$1.16	3
Weighted average number of diluted shares	5,501,511	5,268,560

PERFORMANCE RATIOS
Return on average total assets	1.12%	0.60%
Return on average stockholders' equity	13.71%	7.06%
Return on average tangible common stockholders' equity*	14.96%	7.77%
Efficiency ratio	66.81%	76.72%
Efficiency ratio (Non-GAAP)**	66.22%	68.45%
Net interest margin	3.57%	3.37%
Net loan charge-offs (recoveries)/Average loans	0.03%	0.01%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.